Exhibit 99.1

David J. Dickson
972-281-1481
ddickson@kcc.com

KIMBERLY-CLARK ANNOUNCES FOURTH QUARTER 2008 RESULTS;
REVIEWS 2009 BUSINESS OUTLOOK

 4Q Net Sales Were $4.6 Billion, a Decrease of Approximately 3 Percent vs. 2007;
GAAP-Basis EPS Were $1.01 Compared With $1.07 in 4Q ’07

 Adjusted EPS Declined 9 Percent to $1.01, Slightly Below Previous Guidance for the Quarter

Company Expects Adjusted Earnings Per Share in 2009 Will Be Similar to 2008, in a Range of $4.00 to $4.20, Despite Significant Headwinds from Pension Expense and Currency Effects

DALLAS, January 26, 2009—Kimberly-Clark Corporation (NYSE: KMB) today reported that net sales in the fourth quarter of 2008 decreased 3.4 percent to $4.6 billion, as the effect of weaker foreign currency exchange rates more than offset organic sales growth of approximately 5 percent.  The growth in organic sales was driven by higher net selling prices, favorable product mix and continued improvement in sales volumes across developing and emerging markets.  Overall sales volumes, however, were below prior year levels due primarily to lower shipments of Huggies diapers and Pull-Ups in North America, as well as the company’s consumer tissue and K-C Professional products in North America and Europe.  Sales volumes for the quarter also trailed planned levels as customer and consumer demand was impacted by deteriorating economic conditions in these geographies.
Diluted net income per share for the quarter was $1.01 compared with $1.07 in the prior year.  Adjusted earnings were $1.01 per share versus $1.11 per share in the fourth quarter of 2007 and below the company’s previous guidance range of $1.02 to $1.07 per share.  During the quarter, the company made further progress in improving revenue realization, which contributed to an increase in operating profit margin from recent lows.  Nonetheless, operating profit and margin were down compared with the prior year, mainly as a result of higher manufacturing costs, including inflation of about $135 million, and unfavorable currency effects, along with the decline in sales volumes and higher expenses included in other (income) and expense, net.  Meanwhile, the company continued to boost marketing investment, increasing spending by more than $25 million compared with the fourth quarter of 2007.  Overall, currency effects reduced earnings in the fourth quarter of 2008 compared with the prior year by more than 20 cents per share, including approximately 8 cents per share as a result of significant currency losses incurred by the company’s equity affiliate, Kimberly-Clark de Mexico.
Fourth quarter adjusted earnings per share excludes charges in 2007 for strategic cost reductions to

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streamline the company’s operations and certain incremental implementation costs related to the strategic cost reduction plan.  Additional detail on these items and further information about adjusted earnings per share and why the company uses this non-GAAP financial measure are provided later in this news release.
Chairman and Chief Executive Officer Thomas J. Falk said, “During the fourth quarter, economic weakness impacted our categories more than anticipated, particularly in North America and Europe.  We believe some of the effects are temporary, reflecting customer warehouse and consumer pantry inventory reductions; however, consumer trade-down also affected our sales in several categories.  We are fine tuning our pricing and promotional plans to ensure we remain competitive, particularly in diapers and training pants in North America.
“Reflecting on the year, we made solid progress on a number of fronts while managing through a challenging business environment.  Kimberly-Clark teams have delivered solid organic sales growth, above the high end of our long range target, brought innovative new and improved products to market, enhanced the competitive position of our brands, deepened our relationships with key customers and maintained a strong financial position.  I am also encouraged that our focus on revenue realization has contributed to positive operating profit margin momentum as we enter 2009.”
Review of fourth quarter sales by business segment
    Sales of personal care products decreased 2.5 percent from the fourth quarter of 2007.  Net selling prices increased 6 percent, product mix improved 1 percent and sales volumes were flat, while currency effects reduced sales by almost 9 percent.
    Personal care sales in North America declined about 2 percent versus the year-ago quarter, as an improvement in net selling prices of 6 percent was more than offset by a 7 percent drop in sales volumes and unfavorable currency effects of 1 percent.  The higher selling prices resulted from increases implemented earlier in 2008 across all categories, net of increased promotional activity primarily for Huggies diapers to match competitive moves.  The decrease in sales volumes was primarily attributable to lower shipments of the company’s diaper and child care brands, which were down approximately 10 percent overall, as customers adjusted inventory levels, child care category sales slowed and some consumers switched to lower-priced product offerings.  Meanwhile, sales volumes for Kotex feminine care and Depend and Poise adult care products experienced a low single-digit decline.
    In Europe, personal care sales fell approximately 16 percent in the quarter, mainly as a result of a 14 percent impact from weaker currencies.  Sales volumes were even with the year-ago quarter, while net selling prices decreased about 2 percent in continued competitive market conditions.  Sales volumes of Huggies diapers in the company’s four core markets of the U.K., France, Italy and Spain were unchanged compared with the fourth quarter of 2007.
    In developing and emerging markets, personal care sales slipped about 1 percent, as continued strong

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growth in organic sales was more than offset by negative currency effects of almost 17 percent.  Sales volumes increased by more than 5 percent, while net selling prices improved about 8 percent and product mix was better by approximately 3 percent.  The growth in organic sales was broad-based, with particular strength in China, Russia, Turkey, Vietnam, Brazil and the Andean region in Latin America.
    Sales of consumer tissue products declined 2.6 percent in the fourth quarter.  Although net selling prices climbed approximately 11 percent and product mix was favorable by 1 percent, overall sales volumes were down 6 percent compared with the prior year and unfavorable currency exchange rates reduced sales by more than 8 percent.
    In North America, sales of consumer tissue products increased more than 3 percent in the fourth quarter, as an increase in net selling prices of almost 13 percent and improved product mix of about 1 percent were partially offset by a 10 percent decline in sales volumes and currency effects of 1 percent.  The improvement in net selling prices reflects price increases implemented across the bathroom tissue, paper towel and facial tissue categories during the course of 2008.  This focus on improving revenue realization, along with slower category growth and consumer trade-down, particularly in paper towels, contributed to the lower sales volumes.  For the quarter, shipments were down more than 10 percent for Viva and Scott paper towels, approximately 7 percent for Cottonelle and Scott bathroom tissue and about 3 percent for Kleenex facial tissue.  A portion of the overall volume decline also was due to the company’s decision in late 2007 to shed certain low-margin private label business.
    In Europe, consumer tissue sales fell about 14 percent compared with the fourth quarter of 2007, with weaker foreign currency exchange rates accounting for the entire decline.  Sales volumes were down approximately 5 percent, due mainly to lower sales of Andrex and Scottex bathroom tissue and Kleenex facial tissue in response to higher prices and continued softness in category sales, particularly in the U.K.  Net selling prices improved 4 percent, primarily reflecting list price increases across multiple markets, and product mix also was better by 1 percent.
    Consumer tissue sales in developing and emerging markets were lower by about 2 percent, as unfavorable currency effects of approximately 17 percent more than offset robust growth in organic sales. During 2008, the company raised prices in most markets to recover higher raw materials costs and drove improvements in mix with more differentiated, value-added products, strategies that resulted in higher net selling prices of nearly 13 percent and better product mix of 2 percent.  Meanwhile, sales volumes were even with the year-ago quarter.
    Sales of K-C Professional (KCP) & other products went down 8.5 percent from the year-ago quarter.  Although net selling prices improved by approximately 5 percent, changes in foreign currency rates decreased sales by more than 7 percent, sales volumes dropped more than 5 percent and product mix was off about 1 percent.  Economic weakness and rising unemployment levels in North America and Europe began to affect KCP’s categories in the fourth quarter.  In North America, sales went down approximately

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3 percent.  Sales volumes declined more than 8 percent and currency effects were negative by more than 1 percent, partially offset by an improvement in net selling prices of nearly 7 percent.  In Europe, KCP’s sales fell 15 percent in the fourth quarter, driven by lower sales volumes and unfavorable product mix of 7 percent and about 1 percent, respectively, and a decrease in currency rates averaging 11 percent.  These factors were partially offset by a 4 percent benefit from price increases implemented earlier in the year.   Across developing and emerging markets, sales were down 8 percent, mainly as a result of adverse currency effects of about 17 percent, partially offset by sales volume gains and higher net selling prices.
    Sales of health care products increased 0.6 percent in the fourth quarter, with growth in sales volumes of 5 percent mostly offset by unfavorable currency exchange rates and product mix of approximately 3 percent and 1 percent, respectively.  The improvement in sales volumes was paced by double-digit growth in exam gloves and medical devices.  Overall, sales volumes outside North America grew at a high-single digit rate.
Other fourth quarter operating results
    Operating profit was $623 million in the fourth quarter of 2008, compared with $668 million in 2007.  Excluding net charges for the company’s strategic cost reduction plan in both years and related implementation costs in 2007, adjusted operating profit for the quarter decreased almost 10 percent to $629 million from $696 million in the prior year despite benefits from higher net selling prices and cost savings.  As previously mentioned, key factors contributing to the decrease included higher manufacturing costs and currency effects, along with lower sales volumes, increases in strategic marketing and higher expenses included in other (income) and expense, net.  Selling and general expenses also were up versus the fourth quarter of 2007, primarily to support growth in developing and emerging markets.
    Manufacturing costs for the quarter reflected inflation in key cost inputs of more than $135 million compared with the year-ago period, as well as increases in other operating costs, including production curtailments to control inventory levels.   Inflation comprised $75 million for raw materials other than fiber, primarily polymer resins and other oil-based materials, approximately $35 million of energy costs, $15 million in fiber costs and about $10 million in distribution costs.  Translation losses arising from changes in currency exchange rates reduced fourth quarter operating profit by approximately $60 million in 2008 versus 2007.  Excluding restructuring-related gains in both years, other (income) and expense, net in the fourth quarter was a net expense of $29 million in 2008 compared with a net expense of $3 million in 2007.  The increase reflects a higher level of currency transaction losses compared with the prior year, as well as costs incurred in 2008 related to a legal judgment and a debt refinancing, partially offset by favorable settlement of a value-added tax matter in Latin America.  Cost savings in the quarter from the company’s FORCE (Focused On Reducing Costs Everywhere) program and strategic cost reduction plan totaled $20 million and $14 million, respectively.

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    The company’s effective tax rate in the fourth quarter was 22.4 percent in 2008 and 23.9 percent in 2007.  Excluding the effects of charges for the company’s strategic cost reduction plan in both years, as well as related implementation costs, net effects from synthetic fuel partnerships and minority owners’ share of tax benefits in 2007, the adjusted effective tax rate for the quarter was 23.2 percent in 2008 compared with 25.0 percent in 2007.  The decline was due primarily to the timing of tax initiatives which, compared with the company’s previous guidance for the quarter, also reduced income taxes by approximately $28 million, or 7 cents per share.  The net effect of synthetic fuel partnership activities in the fourth quarter of 2007 was a cost of $6 million.  Synthetic fuel produced by the partnerships was eligible for tax credits through the end of 2007, at which time the law giving rise to the tax benefits expired.  The partnerships were dissolved during 2008 at no cost to the company.  Reconciliations of the above effective tax rate calculations are provided in a separate section of this news release.
    Kimberly-Clark’s share of net income of equity companies in the fourth quarter decreased to $21 million from $43 million in 2007, primarily as a result of lower net income at Kimberly-Clark de Mexico, S.A.B. de C.V. (KCM).  Although KCM delivered double-digit organic sales growth and improved its gross profit margin, operating profit and net income were significantly reduced by currency effects, including transaction losses on more than $300 million of U.S. dollar-denominated liabilities, as the Mexican peso weakened by more than 20 percent versus the U.S. dollar.  Kimberly-Clark’s share of KCM’s currency transaction and translation losses in the quarter totaled about $35 million, equivalent to approximately 8 cents per share.
    Minority owners’ share of subsidiaries’ net income was $35 million in the fourth quarter of 2008 compared with $51 million in the prior year.  The decrease was due mainly to minority owners’ share of tax benefits at majority-owned subsidiaries in the year-ago quarter of more than $20 million, partially offset by increased earnings at majority-owned subsidiaries in Latin America and the Middle East and higher returns payable on the redeemable preferred securities issued by the company’s consolidated financing subsidiary.
Update on cost savings programs
    The company’s strategic cost reduction plan was part of a comprehensive, multi-year effort announced in July 2005 to further improve Kimberly-Clark’s competitive position and was completed as of the end of 2008.  Under the plan, manufacturing and administrative operations, primarily in North America and Europe, were streamlined with expected annual savings of at least $350 million by 2009.  During the fourth quarter, the most significant activities involved consolidating infant and child care operations in North America, improving the cost structure in Health Care, streamlining administrative operations in Europe and the sale of a facility in Asia.
    Employees at all 23 facilities slated for sale, closure or streamlining as part of the cost reduction plan have been notified about workforce reductions and other actions.  Cumulative pretax charges of

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$880 million (about $610 million after tax) were incurred, at the low end of the company’s most recent expectations for total pretax charges of $880 to $900 million ($610 to $620 million after tax).
    For the full year of 2008, year-over-year pretax savings of nearly $110 million were realized, bringing the cumulative annual total to approximately $335 million since the plan’s inception.  Including projected year-over-year savings of about $50 million in 2009, total annual savings from the plan are now expected to reach $385 million, well ahead of the above-mentioned savings objective.
    Regarding the company’s ongoing FORCE program, savings of $63 million in 2008 were below planned levels, primarily as a result of higher-than-expected manufacturing costs throughout the year.
    Combined strategic cost reduction and FORCE savings totaled more than $170 million for the year, somewhat below the company’s original target for savings of $200 to $250 million from the two programs.
Cash flow and balance sheet
    Cash provided by operations in the fourth quarter totaled $678 million, down about 1 percent from $685 million in the prior year.  The decrease was due primarily to lower net income, a reduced level of accrued expenses and a $50 million contribution to the company’s U.S. pension plan in 2008, mostly offset by lower tax payments versus the year-ago quarter.  Capital spending for the quarter was $253 million in 2008 compared with $213 million in the prior year.  For the full year of 2008, capital spending totaled $906 million, consistent with the company’s targeted range of $850 to $950 million.  During the fourth quarter, the company repurchased approximately 1.3 million shares of its common stock at a cost of $75 million, bringing repurchases for the full year to about 10.0 million shares at a cost of $625 million, in line with the company’s updated target of $600 to $650 million.
    Total debt and redeemable preferred securities was $7.0 billion at December 31, 2008 compared with $7.3 billion at September 30, 2008 and $6.5 billion at the end of 2007.
Full year results
     For the year of 2008, sales of $19.4 billion were up 6.3 percent from $18.3 billion in the prior year.  Sales volumes increased about 1 percent, net selling prices were higher by more than 4 percent and product mix was favorable by almost 1 percent, resulting in organic sales growth of about 6 percent, while favorable currency effects added less than 1 percent to sales.  Full year operating profit of $2,547 million included net charges of about $60 million for strategic cost reductions.  Adjusted operating profit was $2,607 million, down approximately 5 percent from $2,734 million in 2007.  The benefits of top-line growth, along with cost savings of $171 million, were more than offset by inflation in key cost components totaling more than $725 million, an increase in strategic marketing spending of about $95 million and higher levels of selling and administrative expenses, mainly to support growth in developing and emerging markets.  For the year, diluted net income per share in 2008 was $4.04 compared with $4.09 in 2007.  Adjusted earnings per share declined approximately 3 percent to $4.14 in 2008 from $4.25

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in 2007.  Those amounts are adjusted for charges related to strategic cost reductions in both years, related incremental implementation costs and the gain on a litigation settlement in 2007, as well as an extraordinary loss recorded in the second quarter of 2008.
Outlook
The company outlined key planning and guidance assumptions for 2009, as follows:
•
Organic sales growth in the low single digits.  Year-over-year net selling prices are expected to be up approximately 2 to 3 percent, while product mix and overall sales volumes should both be flat to up modestly.  Volume trends are expected to improve in the second half of the year.

•	Net sales decline of 4 to 5 percent. Currency is expected to reduce sales for the full year by approximately 7 percent.
•
Adjusted operating profit similar to 2008, in a range of plus or minus low single digits, as lower costs are expected to be substantially offset by higher pension expense, currency effects and additional investments in strategic marketing.

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Deflation in key cost inputs of approximately $300 million.  This reflects estimated average market pricing for benchmark northern softwood pulp of approximately $740 per metric ton, oil prices averaging $70 per barrel for the year and natural gas prices in North America in a range of $7 to $8 per mmbtu for the year.  Weaker currency exchange rates reduce the potential benefit of forecasted declines in dollar-based input costs for operations outside the U.S.

-	Savings from the company’s FORCE program and its strategic cost reduction plan totaling about $150 million.
-
Pension expense of approximately $295 million across all company defined benefit plans, an increase of approximately $200 million from 2008.  Cash contributions to the plans in 2009, including those required under the U.S. Pension Protection Act of 2005, are expected to total about $530 million versus $130 million in 2008.

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Year-over-year currency translation and transaction losses for consolidated operations of $250 to $325 million due to the weakening of key foreign currencies versus the U.S. dollar.  The transaction losses include estimated amounts equivalent to 10 to 20 cents per share related to conversion of local currency cash balances to U.S. dollars at certain operations in Latin America.  The exact timing and magnitude of the transaction losses will depend on market conditions.

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Planned increases in strategic marketing spending will be directed to support new and improved products, continued growth in developing and emerging markets and improve overall brand equity and market share.

•	The adjusted effective tax rate for the year is expected to be in a range of 28 to 30 percent versus

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27.3 percent in 2008.  The year-over-year increase in the tax rate (at the midpoint) is equivalent to approximately 10 cents per share, or more than 2 percentage points of earnings growth.
•
The company’s share of net income of equity companies is expected to be somewhat below the 2008 level, as improved operating performance at K-C de Mexico is expected to be more than offset by further weakness in the Mexican peso.

•
Capital investments of $800 to $850 million are planned to support future sales and earnings growth.  Spending will approximate 4.5 percent of sales compared with the company’s long-term targeted range of 5 to 6 percent of sales.

•	A low single-digit percentage increase in the dividend is anticipated effective April 2009, subject to approval by the Board of Directors.
•
In light of this year’s pension funding requirements, the company currently does not expect to repurchase any of its common stock in 2009.  Share repurchases will be resumed if the company is successful in generating incremental cash flow.

The company noted that although commodity costs have fallen dramatically since mid-2008, the related weakness in foreign currencies, along with higher pension expense resulting from last year’s negative returns in global equity markets will be a significant drag on the company’s 2009 results.  The increase in pension expense in 2009 is equivalent to approximately 34 cents per share, or more than 8 percentage points of growth compared with adjusted earnings of $4.14 per share in 2008.  In addition, projected incremental currency transaction losses could further dampen earnings growth by as much as 5 percentage points.  Based on plans in place for the coming year, the company expects to generate sufficient improvement in other aspects of its business operations to substantially offset the negative effects from pension and currencies.  As a result, adjusted earnings per share in 2009 are expected to be similar to 2008, in a range of $4.00 to $4.20.  Adjusted earnings per share in the first half of the year are likely to be down versus 2008, with improvement expected in the second half of the year.
Commenting on the outlook, Falk said, “The collapse of global financial markets has precipitated significant changes in commodity costs and currency rates and resulted in a high level of volatility and uncertainty in the current business environment.  Although it has become more challenging to predict our results in the near-term, we will continue to do the right things for the long-term health of our businesses and effectively manage those factors which we can control.  In short, we will continue to focus on executing our Global Business Plan strategies.  Consistent with this focus and our commitment to deliver on the long-term financial objectives of the Plan, we have decided to discontinue providing earnings guidance for individual quarters within a year.
“Our plan for 2009 assumes no improvement in the external environment in the near-term, with gradually improving conditions later in the year.  We are encouraged that commodity costs have fallen from their 2008 highs, which should help us to improve profitability over time, and that as of today, our

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cost assumptions appear to be conservative.  Keep in mind, however, that a number of factors could cause consumer demand or net selling prices for our products to change unexpectedly or result in further volatility in currency exchange rates and our input costs.  We will carefully monitor economic and competitive conditions and adjust our plans as appropriate to deliver the best possible results.
“In this environment, the strength of our marketing and innovation programs is vitally important to ensure our brands provide a great value to consumers.  We will continue to invest to build our capabilities in these areas and we will continue to support our growth initiatives and further build brand equity with higher marketing spending.  We have no plans to cut back on these key investments.  We will be disciplined to strike the right balance between volume growth and profitability.  At the same time, we will accelerate cost reductions and drive efficiency in every aspect of our operations to improve our competitive position.  We will also continue to focus on maximizing our cash flow and maintaining a strong balance sheet.
“We are confident that we will emerge from this challenging period stronger than ever and that we have the right strategies in place to drive sustainable growth and deliver shareholder value over the long-term.”
Non-GAAP financial measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures.
•  adjusted earnings and earnings per share
•  adjusted operating profit
•  adjusted effective tax rate
These non-GAAP financial measures exclude certain items that are included in the company’s earnings, earnings per share, operating profit and effective tax rate calculated in accordance with GAAP.  A detailed explanation of each of the adjustments to the comparable GAAP financial measures is given below.  In accordance with the requirements of SEC Regulation G, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures.  Management and the company’s Board of Directors use adjusted earnings, adjusted earnings per share and adjusted operating profit to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company’s business units and their managers.  Additionally, the Management Development and Compensation Committee of the company’s Board of Directors uses these non-GAAP financial measures when setting and assessing achievement of incentive compensation goals.  These goals are based, in part, on the company’s adjusted earnings per share and improvement in

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the company’s adjusted return on invested capital determined by excluding the charges that are used in calculating these non-GAAP financial measures.
In addition, Kimberly-Clark management believes that investors’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s ongoing results of operations.  Many investors are interested in understanding the performance of our businesses by comparing our results from ongoing operations from one period to the next.  By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our businesses and our results of operations, as well as assisting investors in evaluating how well the company is executing the material changes to our enterprise contemplated by the strategic cost reduction plan.  Also, many financial analysts who follow our company focus on and publish both historical results and future projections based on non-GAAP financial measures.  We believe that it is in the best interests of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.
We calculate adjusted earnings, adjusted earnings per share, adjusted operating profit and adjusted effective tax rate by excluding from the comparable GAAP measure (i) charges related to our strategic cost reduction plan for streamlining the company’s operations, (ii) certain incremental implementation costs relating to our strategic cost reduction plan, (iii) an after-tax extraordinary loss related to the restructuring of certain contractual arrangements, (iv) the gain on a litigation settlement and (v) the net effect in 2007 of the company’s investment in synthetic fuel partnerships and the minority owners’ share of tax benefits on the company’s effective tax rate.  Each of these adjustments and the basis for such adjustments are described below:
•
Strategic cost reduction plan. In July 2005, the company authorized a strategic cost reduction plan aimed at streamlining manufacturing and administrative operations, primarily in North America and Europe.  The strategic cost reduction plan commenced in the third quarter of 2005 and was completed as of December 31, 2008.  At the time we announced the plan, we advised investors that we would report our earnings, earnings per share and operating profit excluding the strategic cost reduction plan charges so that investors could compare our operating results without the plan charges from period to period and could assess our progress in implementing the plan.  Management does not consider these charges to be part of our earnings from ongoing operations for purposes of evaluating the performance of its business units and their managers and excludes these charges when making decisions to allocate resources among its business units.

•
Implementation costs. In connection with our strategic cost reduction plan, the company incurred incremental implementation costs related to the transfer of certain administrative processes to third-party providers.  These costs were incurred primarily in the first six months of 2007.  Management excludes these implementation costs from our earnings from ongoing operations for

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purposes of evaluating the performance of our business units and their managers and excludes these costs when making decisions to allocate resources among its business units.
•
Extraordinary loss.  In June 2008, the company restructured contractual arrangements of two financing entities, which resulted in the consolidation of these two entities.  As a result of the consolidation, notes receivable and loan obligations held by these entities with aggregate fair values of $600 million and $612 million, respectively, were included in long-term notes receivable and long-term debt on the company’s consolidated balance sheet.  Because the fair value of the loans exceeded the fair value of the notes receivable, the company recorded an after-tax extraordinary loss of approximately $8 million on its income statement for the period ended June 30, 2008, as required by FIN 46R.  Management does not consider this loss to be part of our earnings from ongoing operations for purposes of evaluating the performance of its business units and their managers and excludes this loss when making decisions to allocate resources among its business units.

•
Litigation settlement. In the third quarter of 2007, the company received proceeds from settlement of litigation related to prior years’ operations in Latin America.  Management does not consider this gain to be part of our earnings from ongoing operations for purposes of evaluating the performance of its business units and their managers and excludes the gain when making decisions to allocate resources among its business units.

•
Adjusted effective tax rate. In the analysis of its effective tax rate, the company excludes the effects of charges for the strategic cost reduction plan, related implementation costs and the litigation settlement gain, as well as net effects in 2007 from the company’s investment in synthetic fuel partnerships and the minority owners’ share of tax benefits.    We believe that adjusting for these items provides improved insight into the tax effects of our ongoing business operations.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measure.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.  The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.
Conference call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CST) today.  The conference call will be simultaneously broadcast over the World

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Wide Web.  Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company’s Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries.  Every day, 1.3 billion people – nearly a quarter of the world’s population – trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being.  With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries.  To keep up with the latest K-C news and to learn more about the company’s 137-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark’s Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company’s Web site on the same day they are filed with the SEC.  To view these filings, visit the Investors section of the company’s Web site.
Certain matters contained in this news release concerning the business outlook, including economic conditions, anticipated currency rates and exchange risk, cost savings, changes in finished product selling prices, anticipated raw material and energy costs, anticipated costs and benefits related to the strategic cost reduction plan, anticipated financial and operating results, strategies, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the company.  There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated.  For a description of certain factors that could cause the company’s future results to differ materially from those expressed in any such forward-looking statements, see Item 1A of the company’s Annual Report on Form 10-K for the year ended December 31, 2007 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED DECEMBER 31
(Millions of dollars, except per share amounts)

	Three Months
	Ended December 31
	2008	2007	Change

Net Sales	$4,598	$4,758	- 3.4%
Cost of products sold	3,143	3,296	- 4.6%

Gross Profit	1,455	1,462	- 0.5%
Marketing, research and general expenses	817	792	+ 3.2%
Other (income) and expense, net	15	2	N.M.

Operating Profit	623	668	- 6.7%
Nonoperating income	-	15	N.M.
Interest income	15	11	+36.4%
Interest expense	(80)	(84)	- 4.8%

Income Before Income Taxes and Equity Interests	558	610	- 8.5%
Provision for income taxes	(125)	(146)	- 14.4%
Income Before Equity Interests	433	464	- 6.7%
Share of net income of equity companies	21	43	- 51.2%
Minority owners’ share of subsidiaries’ net income	(35)	(51)	- 31.4%

Net Income	$419	$456	- 8.1%

Net Income Per Share Basis - Diluted	$1.01	$1.07	- 5.6%

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31
(Millions of dollars)

Notes:

1. Charges for the Strategic Cost Reductions are included in the Consolidated Income Statement as follows:

	Three Months
	Ended December 31
	2008	2007
Cost of products sold	$12	$18

Marketing, research and general expenses	8	9

Other (income) and expense, net	(14)	(1)

Provision for income taxes	(6)	(10)

Net Charges	$-	$16

In addition, charges of $2 million ($1 million after tax) in 2007 for the related implementation costs are included in marketing, research and general expenses.

Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED DECEMBER 31
(Millions of dollars, except per share amounts)

	Twelve Months
	Ended December 31
	2008	2007	Change

Net Sales	$19,415	$18,266	+ 6.3%
Cost of products sold	13,557	12,562	+ 7.9%

Gross Profit	5,858	5,704	+ 2.7%
Marketing, research and general expenses	3,291	3,106	+ 6.0%
Other (income) and expense, net	20	(18)	N.M.

Operating Profit	2,547	2,616	- 2.6%
Nonoperating expense	-	(67)	N.M.
Interest income	46	34	+35.3%
Interest expense	(304)	(265)	+14.7%

Income Before Income Taxes, Equity Interests and Extraordinary Loss	2,289	2,318	- 1.3%
Provision for income taxes	(618)	(537)	+15.1%
Income Before Equity Interests and Extraordinary Loss	1,671	1,781	- 6.2%
Share of net income of equity companies	166	170	- 2.4%
Minority owners’ share of subsidiaries’ net income	(139)	(128)	+ 8.6%
Extraordinary loss, net of income taxes	(8)	-	N.M.

Net Income	$1,690	$1,823	- 7.3%

Net Income Per Share Basis - Diluted

Before extraordinary loss	$4.06	$4.09	- .7%

Net Income	$4.04	$4.09	- 1.2%

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31
(Millions of dollars, except per share amounts)

Notes:

1. Charges for the Strategic Cost Reductions are included in the Consolidated Income Statement as follows:

	Twelve Months
	Ended December 31
	2008	2007
Cost of products sold	$43	$89

Marketing, research and general expenses	29	32

Other (income) and expense, net	(12)	(14)

Provision for income taxes	(24)	(46)

Net Charges	$36	$61

In addition, charges of $27 million ($17 million after tax) in 2007 for the related implementation costs are included in marketing, research and general expenses.

2. Other (income) and expense, net for 2007 includes a pre-tax gain of $16 million ($10 million after tax) for a litigation settlement.

3.  Other Information:

	Twelve Months
	Ended December 31
	2008	2007
Cash Dividends Declared Per Share	$2.32	$2.12

	December 31
Common Shares (Millions)	2008	2007

Outstanding, as of	413.6	420.9

Average Diluted for:
Three Months Ended	415.2	426.5
Twelve Months Ended	418.6	445.6

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31
 (Millions of dollars)
Supplemental Financial Information:

Preliminary Balance Sheet Data:
	December 31	December 31
	2008	2007

Cash and cash equivalents	$364	$473

Accounts receivable, net	2,477	2,561

Inventories	2,493	2,444

Total current assets	5,821	6,097

Total assets	18,074	18,440

Accounts payable	1,674	1,768

Debt payable within one year	1,083	1,098

Total current liabilities	4,737	4,929

Long-term debt	4,882	4,394

Redeemable preferred securities of subsidiary	1,011	1,005

Stockholders’ equity	3,878	5,224

	Twelve Months
	Ended December 31
Preliminary Cash Flow Data:	2008	2007

Cash provided by operations	$2,516	$2,429

Cash used for investing	$(847)	$(898)

Cash used for financing	$(1,747)	$(1,427)

Depreciation and amortization	$775	$807

Capital spending	$906	$989

Cash dividends paid	$950	$933

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31

Description of Business Segments

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into four reportable global business segments:  Personal Care; Consumer Tissue; K-C Professional & Other; and Health Care. The reportable segments were determined in accordance with how the Corporation’s executive managers develop and execute the Corporation’s global strategies to drive growth and profitability of the Corporation’s worldwide Personal Care, Consumer Tissue, K-C Professional & Other, and Health Care operations. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other income and (expense), net; income and expense not associated with the business segments; and the costs of corporate decisions related to the Strategic Cost Reductions.  Corporate & Other includes the costs related to the Strategic Cost Reductions.

The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; baby wipes; feminine and incontinence care products; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels, napkins and related products for household use. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

The K-C Professional & Other segment manufactures and markets facial and bathroom tissue, paper towels, napkins, wipers and a range of safety products for the away-from-home marketplace. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, WypAll, Kimtech, Kleenguard and Kimcare brand names.

The Health Care segment manufactures and markets disposable health care products such as surgical gowns, drapes, infection control products, sterilization wrap, face masks, exam gloves, respiratory products and other disposable medical products.  Products in this segment are sold under the Kimberly-Clark, Ballard and other brand names.

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED DECEMBER 31
(Millions of dollars)

	Three Months			Twelve Months
	Ended December 31			Ended December 31
	2008	2007	Change	2008	2007	Change
NET SALES:

Personal Care	$1,914	$1,963	- 2.5%	$8,272	$7,563	+ 9.4%
Consumer Tissue	1,640	1,683	- 2.6%	6,748	6,475	+ 4.2%
K-C Professional & Other	730	798	- 8.5%	3,174	3,039	+ 4.4%
Health Care	317	315	+ .6%	1,224	1,207	+ 1.4%

Corporate & Other	17	13	N.M.	79	41	N.M.

Intersegment Sales	(20)	(14)	N.M.	(82)	(59)	N.M.

Consolidated	$4,598	$4,758	- 3.4%	$19,415	$18,266	+ 6.3%

OPERATING PROFIT:

Personal Care	$380	$425	-10.6%	$1,649	$1,562	+ 5.6%
Consumer Tissue	182	160	+13.8%	601	702	-14.4%
K-C Professional & Other	101	124	-18.5%	428	478	-10.5%
Health Care	45	44	+ 2.3%	143	195	-26.7%

Corporate & Other	(70)	(83)	-15.7%	(254)	(339)	-25.1%

Other income and (expense), net	(15)	(2)	N.M.	(20)	18	N.M.

Consolidated	$623	$668	- 6.7%	$2,547	$2,616	- 2.6%

                 Note:   Corporate & Other and Other income and (expense), net, include the following amounts of pre-tax charges for the Strategic Cost Reductions.  In 2007,
                              Corporate & Other also includes the related implementation costs.

	Three Months		Twelve Months
	Ended December 31		Ended December 31
	2008	2007	2008	2007
Corporate & Other	$(20)	$(29)	$(72)	$(148)

Other income and (expense), net	14	1	12	14

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED DECEMBER 31

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended December 31, 2008
			Net	Mix/
	Total	Volume	Price	Other(1)	Currency

Consolidated	(3.4)	(3)	7	1	(8)

Personal Care	(2.5)	-	6	1	(9)

Consumer Tissue	(2.6)	(6)	11	-	(8)

K-C Professional & Other	(8.5)	(5)	5	(1)	(7)

Health Care	0.6	5	-	(1)	(3)

	Twelve Months Ended December 31, 2008
			Net	Mix/
	Total	Volume	Price	Other(1)	Currency

Consolidated	6.3	1	4	-	1

Personal Care	9.4	5	3	-	1

Consumer Tissue	4.2	(4)	6	1	1

K-C Professional & Other	4.4	(1)	4	-	1

Health Care	1.4	4	(1)	(3)	1

                         (1) Mix/Other includes rounding.

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31
(Millions of dollars, except per share amounts)

NON-GAAP RECONCILIATION SCHEDULES

The tables on the following pages present the reconciliation of non-GAAP financial measures to GAAP financial measures.

EARNINGS SUMMARY:
	Three Months Ended December 31
	2008		2007
		Diluted		Diluted
	Income	Earnings	Income	Earnings
	(Expense)	Per Share	(Expense)	Per Share

Adjusted Earnings	$419	$1.01	$473	$1.11

Adjustments for:

Strategic Cost Reduction charges	-	-	(16)	(.04)

Implementation costs	-	-	(1)	-

Net Income	$419	$1.01	$456	$1.07

	Twelve Months Ended December 31
	2008		2007
		Diluted		Diluted
	Income	Earnings	Income	Earnings
	(Expense)	Per Share	(Expense)	Per Share

Adjusted Earnings	$1,734	$4.14	$1,891	$4.25

Adjustments for:

Strategic Cost Reduction charges	(36)	(.09)	(61)	(.14)

Implementation costs	-	-	(17)	(.04)

Litigation settlement	-	-	10	.02

Extraordinary loss	(8)	(.02)	-	-

Rounding	-	.01	-	-

Net Income	$1,690	$4.04	$1,823	$4.09

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31
(Millions of dollars)

OPERATING PROFIT SUMMARY:

	Three Months
	Ended December 31
	2008	2007

Adjusted Operating Profit	$629	$696

Adjustments for:

Strategic Cost Reduction charges	(6)	(26)

Implementation costs	-	(2)

Operating Profit	$623	$668

	Twelve Months
	Ended December 31
	2008	2007

Adjusted Operating Profit	$2,607	$2,734

Adjustments for:

Strategic Cost Reduction charges	(60)	(107)

Implementation costs	-	(27)

Litigation settlement	-	16

Operating Profit	$2,547	$2,616

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31
(Millions of dollars)

Effective Income Tax Rate Reconciliation – Adjustments(1) and Synthetic Fuel Partnership Activities:

	Three Months Ended
	December 31, 2008

	As Reported	Excluding Adjustments(1)

Income Before Income Taxes	$558	$564

Provision for Income Taxes	125	131

Effective Income Tax Rate	22.4%

Adjusted Effective Income Tax Rate		23.2%

	Three Months Ended December 31, 2007
			Synthetic Fuels		Minority Owners’ Share of Tax Benefits(2)
	As Reported	Excluding Adjustments(1)	Effect of Activities	Excluding Activities	Tax Benefits	Excluding Tax Benefits

Income Before Income Taxes	$610	$638	$15	$623	$-	$623

Provision for Income Taxes	146	157	21	136	(20)	156

Net Synthetic Fuel Benefit			$(6)

Effective Income Tax Rate	23.9%

Adjusted Effective Income Tax Rate		24.6%		21.8%		25.0%

(1)    Charges for Strategic Cost Reductions in 2008 and Strategic Cost Reductions and related implementation costs in 2007.

(2)   Minority owners’ share of tax benefits at majority-owned subsidiaries.

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31
(Millions of dollars)

Effective Income Tax Rate Reconciliation – Adjustments(1) and Synthetic Fuel Partnership Activities:

	Twelve Months Ended
	December 31, 2008

	As Reported	Excluding Adjustments(1)

Income Before Income Taxes	$2,289	$2,349

Provision for Income Taxes	618	642

Effective Income Tax Rate	27.0%

Adjusted Effective Income Tax Rate		27.3%

	Twelve Months Ended December 31, 2007
			Synthetic Fuels		Minority Owners’ Share of Tax Benefits(2)
	As Reported	Excluding Adjustments(1)	Effect of Activities	Excluding Activities	Tax Benefits	Excluding Tax Benefits

Income Before Income Taxes	$2,318	$2,436	$(67)	$2,503	$-	$2,503

Provision for Income Taxes	537	587	(81)	668	(20)	688

Net Synthetic Fuel Benefit			$14

Effective Income Tax Rate	23.2%

Adjusted Effective Income Tax Rate		24.1%		26.7%		27.5%

(1)   Charges for Strategic Cost Reductions in 2008 and Strategic Cost Reductions and related implementation costs and a litigation settlement in 2007.

(2)   Minority owners’ share of tax benefits at majority-owned subsidiaries.

Investor Relations contacts:	Mike Masseth, 972-281-1478, mmasseth@kcc.com
Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact:	Dave Dickson, 972-281-1481, ddickson@kcc.com

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